Exhibit 10.1
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EMPLOYMENT AGREEMENT

     This Agreement is made this 18th day of April, 2007, by Pop Starz Records, Inc., a Florida corporation, with its principal place of business at 5030 Champion Blvd., # 227, Boca Raton, Florida 33496 ("Pop Starz Records"), and Jonathan D. Greene, whose address is 3275 W. Hillsboro Boulevard, Suite 300, Deerfield Beach, Florida 33442 ("Greene").

     WHEREAS, Pop Starz Records is engaged in the business of developing, producing, licensing, acquiring and distributing recorded music, primarily in the currently popular Hip Hop and Pop genres (the "Business"); and

     WHEREAS, Pop Starz Records wishes to retain Greene, and Greene wishes to be retained in such capacity and perform certain services for Pop Starz Records, to promote the interests of the business;

     NOW THEREFORE, in consideration of the promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by each party, the parties, intending to be legally bound, hereby agree as follows:

          1. The above recitals are true and correct and incorporated herein by reference. The term of this Agreement shall commence on May 1, 2007.

          2. Pop Starz Records hereby retains Greene as President, and Greene hereby accepts such engagement, under the conditions and requirements specified herein, as an employee of Pop Starz Records, with such duties and responsibilities as may reasonably be assigned pursuant to this Agreement.

          3. Greene's principal duties shall include but not limited to; Establish and execute Pop Starz Record's major goals and objectives and provide leadership, direction, and guidance; Provide leadership, direction, and guidance of Pop Starz Records activities; Develop and maintain effective organizational structure and personnel; Manage the daily affairs of the label including budgets, personnel and programs through subordinates; Represent Pop Starz Records to the industry; Define, implement and evaluate the development, production, management, and marketing of all artists, songwriters, producers and all other creatives; Manage all legal and business affairs and such other responsibilities as may be reasonably designated by Pop Starz Records Board of Directors to enhance and promote the Business.

          4. Greene shall work in office a minimum of 40 hours per calendar week with Pop Starz Records providing suitable working conditions and resources, currently at 1000 West Ave., PH19, Miami Beach, Florida 33139. Notwithstanding the foregoing, Pop Starz Records shall make reasonable allowance for Greene's service rendered on behalf of Pop Starz Records outside of the office, for example, in attending business-related meetings, events, seminars, etc. Greene shall be entitled to two (2) weeks' paid vacation annually as well as national holidays (such holidays to be designated further by mutual agreement between Pop Starz Records and Greene). Greene's compensation, payable twice per month, shall be: (1) $5,000 per month until such time as Pop Starz Records receives its registration clearance from the Securities and Exchange Commission; (2) $6,000 per month thereafter, until such time as Pop Starz Records receives clearance to commence trading by the National Association of Securities Dealers; and (3) $7,000 per month thereafter. Pop Starz Records shall comply with all local, state and federal regulations with respect to the aforementioned salary by withholding, deducting and/or paying such sums to governing authorities as required by law as well as filing the requisite documents related thereto. Greene shall receive bonuses as follows: (1) upon Pop Starz Records' clearance to commence trading by the National Association of Securities Dealers, and (2) upon execution hereof, 3,000,000 shares of Pop Starz Inc. (pink sheets "PSRZ") common stock provided, however, that the stock shall be subject to forfeiture on a pro rata basis in the event Greene does not remain employed by Pop Starz Records for a period of three (3) years. On June 1, Greene shall be provided with a monthly stipend of $225 as Pop Starz Records' contribution toward Greene's health care coverage. Such amount is to be reviewed at least once every 6 months during the term of this agreement and shall be adjusted accordingly to equate to the sum that represents 50% of the

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monthly cost of health insurance coverage for other Pop Starz Records employees under coverage provided through or in connection with Pop Starz Records' group or individual health insurance coverage plan.

          5. Greene acknowledges that this Employment Agreement is "at will," and the parties agree that this agreement may be terminated by either party upon two (2) week's written notice if "without cause" (for any reason whatsoever). Pop Starz Records shall also have the right to terminate this agreement "for cause." For purposes of this agreement, "cause" shall include the inability of Greene, through sickness, absence or other incapacity, to perform the duties required under this agreement for a period in excess of one (1) month; the refusal of Greene to follow the reasonable directions of Pop Starz Records Board of Directors or superior executive officers, if any; dishonesty; theft; or conviction of a crime. Notwithstanding the foregoing, in the event that Pop Starz Records terminates this Employment Agreement, it shall provide a so-called severance payment to Greene equal to six weeks' salary from the date of termination.

          6. Greene acknowledges that he will have access to significant Confidential and Propriety Information of Pop Starz Records including client and vendor names, Pop Starz Records talent development services and techniques, and any information, formula, pattern, compilation, program, device, method, technique, or process that: (a) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Greene further acknowledges that all such Confidential and Propriety Information is of unique and great value to Pop Starz Records, and is essential to Pop Starz Records preservation of its Business and goodwill. Accordingly, Greene agrees that all such Confidential and Propriety Information will be acquired under circumstances giving rise to a duty to maintain its secrecy or limit its use, and that Greene will not misappropriate, or otherwise disclose (directly or indirectly) to any third party without the written permission of Pop Starz Records, any such Confidential and Propriety Information. In the event Greene is required to make disclosure pursuant to any state or federal law or pursuant to proper court or similar governmental order, Greene shall provide Pop Starz Records with at least twenty (20) days' prior written notice of such required disclosure so that Pop Starz Records may take such actions, as it may deem necessary or appropriate (provided that Greene has received at least 20 days' notice of such requirement to make disclosure(s)). This provision shall survive termination of this agreement for a period of one (1) year.

          7. Greene further agrees that any and all products, designs, talent development techniques, art works and work product of any nature whatsoever developed by Greene or anyone at Pop Starz Records, whether or not during working hours and which has or may have applicability to any aspect of Pop Starz Records Business, as determined by Pop Starz Records in its sole discretion (collectively "Work Product"), shall be the sole and exclusive property of Pop Starz Records, and Greene hereby irrevocably conveys to Pop Starz Records all of Greene's right, title and interest in and to all Work Product which may be developed during his employ by Pop Starz Records.

          8. Greene agrees that while this agreement is in effect and for a period of one (1) year following termination hereof, Greene will not solicit any current or former employee of Pop Starz Records or any of Pop Starz Records actual or prospective artists, clients, vendors, licensees, choreographers, instructors, songwriters, song producers, song promoters, album distributors, etc...

          9. Greene agrees that all significant decisions (defined as those decisions concerning the expenditure of greater than $1000 or major commitments by Pop Starz Records) made by Pop Starz Records must be ratified in writing by the President of Pop Starz, Inc., prior to their enactment.

          10. Time is of the essence of this agreement. This agreement is made in the State of Florida and shall be governed by Florida law. This is the entire agreement between the parties and may not be modified or amended except by a written document signed by the party against whom enforcement is sought. This agreement may be signed in more than one counterpart (including by facsimile), in which case each counterpart shall constitute an original of this agreement.

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Any paragraph headings are for convenience only and are not intended to expand or restrict the scope or substance of the provisions of this agreement. Wherever used herein, the singular shall include the plural, the plural shall include the singular, and pronouns shall be read as masculine, feminine or neuter as the context requires. The provisions of this agreement shall be deemed severable, in whole or in part. Any dispute arising out of or relating to this agreement will be resolved in the courts of Palm Beach County, Florida, and the prevailing party shall be entitled to reasonable costs and attorney's fees. This agreement is a personal services contract and may not be assigned by Greene without the prior written consent of Pop Starz Records.

          11. Nothing in this Agreement shall be construed or shall constitute a partnership, joint venture, agency, or lessor-lessee relationship; but, rather, the relationship established hereby is that of an employee of Pop Starz Records.

     IN WITNESS WHEREOF, the parties have signed this Agreement which becomes effective as of the date first written above.

Pop Starz Records, Inc.
By: /s/____________
Leonard Tucker
Interim President

/s/_______________
Jonathan Greene

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